Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

fuboTV Inc.:

We consent to the use of our reports dated February 28, 2022, with respect to the consolidated financial statements of fuboTV Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

New York, New York

August 8, 2022